Exhibit 10.7

Current Named Executive Officer Salary and Bonus Arrangements for 2019

Base Salaries

The base salaries for 2019 for the following executive officers of Great Southern Bancorp, Inc. (the "Company") and Great Southern Bank (the "Bank") currently are as follows:

Name and Title	Base Salary

William V. Turner	$200,000
Chairman of the Board of
the Company and the Bank

Joseph W. Turner	$380,055
President and Chief
Executive Officer of the
Company and the Bank

Rex A. Copeland	$345,004
Treasurer of the Company
and Senior Vice President and
Chief Financial Officer of the Bank

Kevin L. Baker	$321,419
Vice President and Chief
Credit Officer of the Bank

John M. Bugh	$320,433
Vice President and Chief
Lending Officer of the Bank

Douglas W. Marrs	$190,478
Secretary of the Company and
Secretary, Vice President – Operations
of the Bank

Linton J. Thomason	$179,168
Vice President–Information Services
of the Bank

Description of Bonus Arrangements

Pursuant to their employment agreements with the Company, each of Messrs. William V. Turner and Joseph W. Turner is entitled to an annual cash bonus equal to one-half of one percent of the Company's pre-tax net income.  For certain executive officers whose bonus arrangements are not governed by contract, the Company has maintained an incentive bonus arrangement under which the officers may earn a cash bonus of up to 15.75% of the officer's annual base salary, with up to 8.25% based on the extent to which the Company achieves targeted earnings per share results and up to 7.50% based on the officer's individual performance.